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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
MTR Gaming Group, Inc.

        We consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-163146) of MTR Gaming Group, Inc. and the Registration Statement on Form S-8 (No. 333-178680) pertaining to the 2010 Long Term Incentive Plan of MTR Gaming Group, Inc. of our reports dated March 15, 2012, with respect to the consolidated financial statements and schedule of MTR Gaming Group, Inc., and the effectiveness of internal control over financial reporting of MTR Gaming Group, Inc., included in this Form 10-K of MTR Gaming Group, Inc. for the year ended December 31, 2011.

/s/ ERNST & YOUNG LLP

Pittsburgh, Pennsylvania
March 15, 2012

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm